Exhibit 99.1
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-(k)(1)

The undersigned each acknowledges and agrees that the Statement on Schedule 13D to which this Joint Filing Agreement is attached as an exhibit (the “Statement”) is filed on behalf of each of the undersigned and that all subsequent amendments to the Statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned each acknowledges that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning the undersigned contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the other parties hereto, except to the extent that the undersigned knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: April 23, 2014

BHANU CHOUDHRIE

/s/ Bhanu Choudhrie
Bhanu Choudhrie

EMBLEM CAPITAL LIMITED

By: H.T.M. Services Ltd.
Authorized Signatories

/s/ Annette Mactavious
By: Annette Mactavious

/s/ Juan Carlos Quezeda
By: Juan Carlos Quezeda

EMBLEM INVESTMENTS LLC

By: /s/ Bhanu Choudhrie
Bhanu Choudhrie
Manager